UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 10, 2005

INTERACTIVE BRAND DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 S.W. 10th Street, Deerfield Beach, FL 33442

(Address of Principal Executive Office) (Zip Code)

954-363-4797

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 10, 2005, the Company received written notice from the Staff of the American Stock Exchange (“Amex”) that the Amex intends to proceed with the filing of an application with the Securities and Exchange Commission under Rule 12d2-2 of the Securities Exchange Act of 1934, as amended, and pursuant to Section 1009(a) of the Amex Company Guide (the “Company Guide”), to delist the Company’s common stock from the Amex. As discussed further below, the Staff’s decision to file an application to delist the Company’s common stock is based upon the Staff’s position that the Company failed to satisfy certain specified listing standards. The Staff’s written notice informed the Company that trading of the Company’s common stock will not be suspended immediately; however, delisting procedures will be commenced and such suspension will result unless the Company successfully appeals the Staff’s determination. In accordance with Amex Company Guide procedures, the Company intends to file an appeal within 7 days of the above notice appealing the Staff’s determination and requesting a hearing before the Amex Listing Qualifications Panel, in accordance with the Amex Company Guide.

On January 13, 2005, the Company and its counsel met with the Staff to discuss the delisting notice. During the meeting, the Company discussed certain violations of the Amex listing standards set forth in their notice, but communicated to the Staff why it disagreed with the Staff’s interpretation and understanding of certain transactions and attempted to clarify certain issues. The Company, through its President, advised the Staff that, to the extent possible, it would attempt to address, clarify and correct the matters and actions that give rise to the delisting notice. The Company has yet to determine whether any or all corrective measures would have a material adverse effect on the Company’s business. The Company recognizes that the Amex Staff has provided no assurances and made no representations concerning what effect, if any, such corrective measures may have on the potential outcome of the appeal. Additionally, even if the Company corrects all matters and actions, there is no assurance that the appeal will be successful. If the Company’s common stock is delisted from Amex, the Company will review its options for listing on another exchange or on an automated inter-dealer quotation system (e.g., Nasdaq), but no assurance can be made that the Company would be able to qualify for relisting its common stock on another exchange or on an inter-dealer quotation system.

The Amex’s January 10, 2005 written notice to the Company provides in substance that the Company is not in compliance with Amex listing standards, as follows:

1.

In the Staff’s opinion, the Company’s acquisition of a 39.9% minority interest in Penthouse Media Group, Inc., and the financing obtained to complete that acquisition, resulted in the Company being acquired by an unlisted company which triggered the application of the initial listing standards in Sections 101 and 102 of the Company Guide, and the Company does not satisfy such initial listing standards based upon publicly available information;

2.

In the Staff’s opinion, the Company does not comply with its listing agreement as required by Section 1003(d) of the Company Guide, including the Staff’s position that (i) the Company has issued or authorized its transfer agent to issue additional shares of its common stock without the Amex’s approval, (ii) the Company issued 20% or more of its currently outstanding shares of common stock without obtaining prior approval of its shareholders, (iii) the Company issued shares to consultants without obtaining prior approval of its shareholders, (iv) the Company did not obtain appropriate review by its audit committee of related party transactions, and (v) the Company did not file complete information in response to the Staff’s request for additional information;

3.

In the Staff’s opinion, the Company has engaged in operations contrary to the public interest including the Company’s apparent (i) selective disclosure of material non-public information in September 2004, (ii) trading in its securities by insiders while in possession of non-public information in September 2004, and (iii) engaging in transactions that are not in the economic interest of its shareholders or where there does not appear to have been adequate scrutiny to the terms of its attempted acquisition and termination of Media Billing Company, LLC;

4.

The Company is financially impaired, as defined in Section 1003(a)(iv) of the Company Guide, citing, among other things, a working capital deficit of $37,000 as of September 30, 2004; and

5.

The Company has made inaccurate representations in SEC filings relating to the number of shares of its common stock outstanding. In the Staff’s view, there was a discrepancy in the number of shares outstanding when comparing the Company’s reported shares on the Company’s Schedule 14A filed on November 1, 2004, and the Company’s Form 10-Q for the quarter ending September 30, 2004 and the Transfer Activity Report maintained by the Company’s transfer agent.

The Company believes that the Amex Staff may have based certain conclusions addressed in the January 10th notice on incomplete or unclear information and, as a result, may have initiated the delisting procedures without the benefit of certain facts. However, following the meeting, the Staff advised the Company that the only relief available to the Company would be the appeal process. As noted above, the Company intends to appeal the Staff’s determination and request a hearing before the Amex Listing Qualifications Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Brand Developments, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 14, 2005

INTERACTIVE BRAND DEVELOPMENTS, INC.

By:	/s/ STEVE MARKLEY
Steve Markley Chief Executive Officer

4